Exhibit 99.1

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com
Contact:
Mark Chung
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com
     Brooks Automation Reports Results for Fiscal Q1 2007 Ended December 31, 2006
•	Company reports quarterly GAAP net income of $22.1 Million and $0.30 GAAP EPS

•	Revenues increase to $191.4 million
CHELMSFORD, MA, February 6, 2007 — Brooks Automation, Inc. (NASDAQ: BRKS), which helps create manufacturing efficiency for the semiconductor and other complex industries, today announced results for its first quarter of fiscal 2007 ended December 31, 2006. The results discussed below unless otherwise noted relate to continuing operations for Brooks after the announced sale of its software division which for financial reporting purposes has been treated as discontinued operations.
Revenues for the first quarter of 2007 were $191.4 million, an increase of 76.4 percent over year-ago revenues for the first quarter of 2006 of $108.5 million. The increase reflects additional revenues of approximately $44 million related to the acquisitions of Helix Technology and Synetics Solutions, along with higher revenues from the core hardware business of Brooks of approximately $39 million. Revenues increased 2.5 percent sequentially over the preceding quarter revenues of $186.8 million.
Bookings for the first quarter of 2007 were $159.1 million, an increase of 33.1 percent over year-ago bookings for the first quarter of 2006 of $119.5 million, and a decrease of 13.7 percent from the preceding quarter bookings of $184.3 million. The company received approximately $10 million of additional purchase orders at the end of the quarter which were not included in bookings for Q1 due to customary reviews of terms and conditions.
Net income for the first quarter of 2007 on a Generally Accepted Accounting Principles (GAAP) basis was $22.1 million, or $0.30 per diluted share, compared to a year-ago GAAP net loss of $11.7 million, or $0.18 per share, and GAAP net income in the preceding quarter of $16.1 million, or $0.22 per diluted share. Income from continuing operations in Q1 was $17.0 million, or $0.23 per diluted share.
Non-GAAP net income in Q1 was $26.0 million, or $0.35 per diluted share inclusive of stock option expenses but excluding $3.8 million related to amortization of completed technology and amortization of acquired intangible assets. A reconciliation of GAAP to non-GAAP results is provided elsewhere in this release.
Creating Manufacturing Efficiency. Accelerating Your Profit.

Press Release
Edward C. Grady, president and chief executive officer of Brooks Automation, said, “Even though the business environment of the semiconductor industry has entered a period of uncertainty, Brooks delivered revenue growth and met our earnings expectations in Q1. We remain focused on executing our strategic goals, such as improving our profitability through increasing the shipments of our new products and sourcing from low-cost regions. We believe that these initiatives will continue to enhance our operating performance through the course of this year and in following years. Brooks continues to be well-positioned with many top semiconductor equipment manufacturing companies as the supplier of choice for our automation and vacuum creation and measurement modules and systems. We are pleased by our ongoing progress in getting new design-in wins and gaining share at key accounts. Revenues from our core automation hardware products have grown organically by approximately 50 percent over the past year at better than the corporate average for gross margins driven in a large part by the attractive systems business. In the past year we shipped a total of more than 1,800 equipment front-end atmospheric systems, with approximately 600 systems in the December quarter alone. We shipped about 75 vacuum systems last quarter increasing from a year ago run-rate of about 35 systems per quarter, giving us clear market leadership in these areas. There is strong demand for our new generation atmospheric and vacuum automation products which provide better value to our customers with an improved cost structure for Brooks. Additionally, our global customer support business continues to leverage new product offerings on the large installed base of core automation modules and is a significant part of our future business growth opportunity.”
Company Guidance for Q2 2007 Ending March 31, 2007
•	Revenues are expected to be in the range of $185 to $190 million.

•	GAAP EPS is expected to be in the range of $0.25 to $0.30 per share, which includes approximately $0.05 per share in certain charges and special items comparable to those referenced with respect to Q1, and excludes the expected gain associated with the sale of the Software Division.
Status of Pending Sale of the Software Division
As previously announced, in connection with Brooks’ pending sale of its Software Division to Applied Materials, Inc., Brooks has received a request for additional information, commonly referred to as a Second Request, from the Antitrust Division of the U.S. Department of Justice (DOJ). The Second Request was issued under notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR Act). Brooks is responding to the Second Request and continues to work towards a prompt closing of the proposed transaction, which Brooks is hopeful will occur by the end of the March quarter of 2007.
Discussion of Non-GAAP Financials
The financial results that exclude certain charges and special items are not in accordance with GAAP. Management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions and other special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Press Release
A detailed reconciliation of the GAAP to the non-GAAP financials is provided with the financial tables.
Conference Call and Webcast
Brooks Automation will host a conference call at 5:00 p.m. Eastern, February 6, 2007 to review the results of its first fiscal quarter of 2007. On the call, management will discuss the information contained in this announcement and answer related questions.

Conference Call Date:	Tuesday, February 6, 2007
Time:	5:00 p.m. Eastern

Dial-In Number:	(913) 981-4901
Confirmation Code:	6551604
A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title “Brooks Automation First Quarter of Fiscal 2007 Earnings Webcast.”
An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title “Brooks Automation First Quarter of Fiscal 2007 Earnings Webcast.” A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning at 7:00 p.m. Eastern, Tuesday, February 6, 2007, and available 7 days. The passcode for the replay is 6551604.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware, software and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
Safe Harbor Statement under Section 21E of the Securities Exchange Act of 1934.
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, expected restructuring charges and other charges, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our new and existing products, purchasing and manufacturing trends among semiconductor manufacturing OEMs, the benefits of the acquisitions of Synetics and

Press Release
Helix and of the planned divestiture of the Brooks Software Division, our strategy of sourcing from low cost regions, the timing of the closing of the Software Division and the outlook of the semiconductor and discrete manufacturing industries. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; a decision by semiconductor manufacturing OEMs not to outsource increasing amounts of their manufacturing operations; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting, low cost sourcing and expense control measures; intense price competition; disputes concerning intellectual property; our ability to successfully integrate Synetics’ and Helix’s operations and employees; the risk that the cost savings and any other synergies from the Synetics and Helix acquisitions and the planned benefits of the planned divestiture of the Brooks Software Division may not be fully realized or may take longer to realize than expected; the risk that possible disruption from the Synetics and Helix acquisitions and the planned divestiture of the Brooks Software Division will make it more difficult to maintain relationships with customers and employees; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; the potential for the incurrence of material expense and the diversion of management’s attention from other business concerns created by pending investigations by the Securities and Exchange commission and the Department of Justice; the review of the divestiture of the Software Division being conducted by the Department of Justice and other antitrust authorities and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks’ Annual Report on Forms 10-K and 10-K/A, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

Press Release
BROOKS AUTOMATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2006	2006
ASSETS
Cash, cash equivalents and marketable securities	$168,074	$184,053
Accounts receivable, net	120,177	113,440
Inventories	105,508	99,854
Other current assets	42,157	35,465

Total current assets	435,916	432,812
Property, plant and equipment, net	76,222	76,667
Long-term marketable securities	16,026	7,307
Intangible assets, net	402,045	406,665
Other assets	69,488	69,126

Total assets	$999,697	$992,577

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Short-term debt	$8	$11
Current liabilities	162,385	180,168
Long-term liabilities	12,090	12,870

Total liabilities	174,483	193,049
Minority interests	230	394
Stockholders’ equity	824,984	799,134

Total liabilities, minority interests and stockholders’ equity	$999,697	$992,577

Cash, cash equivalents, short-term and long-term marketable securities

December 31, 2006	$184,100
September 30, 2006	$191,360
June 30, 2006	$342,351
March 31, 2006	$373,012
December 31, 2005	$373,977

Press Release
BROOKS AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006

	Three months ended
	December 31,
	2006	2005
Revenues	$191,368	$108,495
Cost of revenues	131,686	83,032

Gross profit	59,682	25,463

Gross margin	31.2%	23.5%
Operating expenses:
Research and development	13,090	9,208
Selling, general and administrative	30,996	25,627
Restructuring charges	—	909

	44,086	35,744

Income (loss) from continuing operations	15,596	(10,281)
Interest (income) expense, net	(2,034)	(1,170)
Other (income) expense, net	171	189

Income (loss) from continuing operations before income taxes and minority interests	17,459	(9,300)
Income tax provision	644	324

Income (loss) from continuing operations before minority interests	16,815	(9,624)
Minority interests in (loss) of consolidated subsidiary	(164)	(198)

Income (loss) from continuing operations	16,979	(9,426)
Income (loss) from discontinued operations, net of income taxes	5,160	(2,274)

Net income (loss)	$22,139	$(11,700)

Basic income (loss) per share:
Continuing operations	$0.23	$(0.14)
Discontinued operations	0.07	(0.03)

Basic income (loss) per share	$0.30	$(0.18)

Diluted income (loss) per share:
Continuing operations	$0.23	$(0.14)
Discontinued operations	0.07	(0.03)

Diluted income (loss) per share	$0.30	$(0.18)

Shares used in computing income (loss) per share:
Basic	74,595	66,112
Diluted	74,999	66,112

Press Release
BROOKS AUTOMATION, INC.
CALCULATION OF PRO FORMA NET INCOME
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006
(in thousands, except per share data)
(unaudited)

	U.S. GAAP	Adjustments		Pro Forma
Revenues	$191,368	$—		$191,368
Cost of revenues	131,686	2,331	A	129,355

Gross profit	59,682	(2,331)		62,013

Gross margin	31.2%			32.4%
Operating expenses:
Research and development	13,090			13,090
Selling, general and administrative	30,996	1,494	B	29,502

	44,086	1,494		42,592

Income (loss) from continuing operations	15,596	(3,825)		19,421
Interest (income) expense, net	(2,034)	—		(2,034)
Other (income) expense, net	171			171

Income (loss) from continuing operations before income taxes and minority interests	17,459	(3,825)		21,284
Income tax provision	644	—		644

Income (loss) from continuing operations before minority interests	16,815	(3,825)		20,640
Minority interests in (loss) of consolidated subsidiary	(164)	—		(164)

Income (loss) from continuing operations	16,979	(3,825)		20,804
Income (loss) from discontinued operations, net of income taxes	5,160	—		5,160

Net income (loss)	$22,139	$(3,825)		$25,964

Basic income (loss) per share from continuing operations	$0.23	$(0.05)		$0.28
Basic income (loss) per share from discontinued operations	0.07	—		0.07

Basic income (loss) per share	$0.30	$(0.05)		$0.35

Diluted income (loss) per share from continuing operations	$0.23	$(0.05)		$0.28
Diluted income (loss) per share from discontinued operations	0.07	—		0.07

Diluted income (loss) per share	$0.30	$(0.05)		$0.35

Shares used in computing earnings (loss) per share
Basic	74,595	74,595		74,595
Diluted	74,999	74,999		74,999
Adjustments:
(A) Amortization of completed technology		2,331
(B) Amortization of other acquired intangible assets		1,495